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                                                                    EXHIBIT 10.C

     July 30, 1996

Mr. David L. Peterson
906 Coldspring
Northville, MI 46167

Dear Mr. Peterson:
     Re:  Supplemental Death and Disability Benefits

     This letter supplements your Employment Agreement with National Steel Corporation (the "Company") dated and effective as of April 30, 1996. In addition to the benefits and other commitments set forth in the Employment Agreement, the Company agrees to provide you with supplemental death and disability benefits on the following conditions. Capitalized terms have the same meanings as set forth in the Employment Agreement.

  1.   If you die during the Term of the Employment Agreement, the

     Company will provide to your designated beneficiary a death benefit in an amount which, when aggregated with death benefits under any other plan, program or arrangement sponsored or maintained by the Company without charge to you (other than death benefits under any tax qualified retirement or savings plan or under any nonqualified deferred compensation plan designed to supplement any such tax qualified retirement or savings plan), equals three times your annual base salary in effect as of the date of this letter. Your designated beneficiary for purposes of this death benefit will be the beneficiary or beneficiaries you have designated for purposes of the Company's group term life insurance plan.

  2. If you incur a Disability during the Term of the Employment Agreement,

     the Company will provide you with a payment each month, beginning with the month in which occurs your Disability Effective Date and continuing until the earliest of your death, your 65th birthday or the date your Disability ceases, in an amount equal to 50% of your monthly base salary in effect as of the date of this letter, reduced by any disability benefits provided under any long term disability plan, program or arrangement sponsored or maintained by the Company, including but not limited to the Long Term Disability Program of National Steel Corporation or any successor plan or arrangement.

                         National Steel Corporation


                         By:
                             V. John Goodwin
                             President and Chief Executive Officer